[LETTERHEAD OF SHATSWELL, MacLEOD & COMPANY, P.C.]


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements (nos. 333-57195 and 333-71263) on Form S-8 of Bay State Bancorp, Inc., of our report dated April 16, 1999 relating to the consolidated balance sheets as of March 31, 1999 and 1998 and the related consolidated income statements, changes in stockholders' equity and cash flows for each of the years in the three-year period ended March 31, 1999, which report appears in the March 31, 1999 annual report on Form 10-KSB of Bay State Bancorp, Inc.

                                          /s/ Shatswell, Macleod & Company, P.C.
                                          SHATSWELL, MacLEOD & COMPANY, P.C.

West Peabody, Massachusetts
June 14, 1999